PricewaterhouseCoopers LLP

1201 Lousiana

Suite 2900

Houston TX 77002-5678

Telephone (713) 356 4000

Facsimile (713) 356 4717

August 5, 2008

Board of Directors
Kinder Morgan G.P., Inc.
500 Dallas St., Suite 1000
Houston, Texas 77002

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-Q filing pursuant to Item 601 of Regulation S-K.

We have been provided a copy of the Partnership’s Quarterly Report on Form 10-Q for the period ended June 30, 2008. Note 6 therein describes a change in accounting principle whereby the Partnership has changed the date at which it performs the annual goodwill and indefinite lived intangibles impairment test required under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. It should be understood that the preferability of one acceptable method of accounting over another for purposes of determining the date at which the Partnership performs an annual test of impairment of goodwill and other indefinite lived intangibles has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-Q, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Partnership’s circumstances, the adoption of a preferable accounting principle in conformity with Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections.

We have not audited any financial statements of the Partnership as of any date or for any period subsequent to December 31, 2007. Accordingly, our comments are subject to change upon completion of an audit of the financial statements covering the period of the accounting change.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP